EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement numbers 333-79561, 333-82805, 333-51188, 333-51190, 333-51192, 333-103625, 333-103626 and 333-132281 on Form S-8 of our opinion dated May 7, 2007 (November 21, 2007 as to the effects of the restatement discussed in Note 2), on the consolidated financial statements of Nu Horizons Electronics Corp. and subsidiaries, as of February 28, 2007 and for the years ended February 28, 2007 and 2006 included in the Corporation’s annual report on Form 10-K for the fiscal year ended February 29, 2008.

/s/LAZAR LEVINE & FELIX LLP
Certified Public Accountants

New York, New York
May 12, 2008